Exhibit 3.2

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                               IVOICE.COM, INC.




      IVOICE.COM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST:   That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

      RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

      FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Fifty Million (150,000,000) Class A Shares With a Par Value of $.01 and Seven Hundred Thousand (700,000) Class B Shares With A Par Value of $.0 Amounting to One Million Five Hundred Seven Thousand Dollars ($1,507,000.00).

      SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Joel Beagelman, this ninth day of March A.D. 2000.


                                         /s/ Joel Beagelman
                                         Authorized Officer